ASTRONICS CORPORATION

130 COMMERCE WAY

EAST AURORA, NEW YORK 14052

June 15, 2023

VIA EDGAR TRANSMISSION

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Erin Donahue

Re:	Astronics Corporation (Registrant)
Astronics Advanced Electronic Systems Corp. (Additional Registrant)
Astronics Test Systems Inc. (Additional Registrant)

Astronics AeroSat Corporation (Additional Registrant)

Astronics Connectivity Systems & Certification Corp. (Additional Registrant)

Luminescent Systems, Inc. (Additional Registrant)

Freedom Communication Technologies Inc. (Additional Registrant)

PECO, Inc. (Additional Registrant)

Diagnosys Holdings Inc. (Additional Registrant)

Astronics Custom Control Concepts Inc. (Additional Registrant)

Astronics DME LLC (Additional Registrant)

Diagnosys Inc. (Additional Registrant)

Astronics Air LLC (Additional Registrant)

Astronics Air II LLC (Additional Registrant)

Registration Statement on Form S-3 (File No. 333-272423)

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, we hereby request acceleration of the effective date of the Registration Statement on Form S-3 (File No. 333-272423) (the “Registration Statement”) of Astronics Corporation, a New York corporation, Astronics Advanced Electronic Systems Corp., a Washington corporation, Astronics Test Systems Inc., a Delaware corporation, Astronics AeroSat Corporation, a New Hampshire corporation, Astronics Connectivity Systems & Certification Corp., an Illinois corporation, Luminescent Systems, Inc., a New York corporation, Freedom Communication Technologies Inc., a Delaware corporation, PECO, Inc., an Oregon corporation, Diagnosys Holdings Inc., a Delaware corporation, Astronics Custom Control Concepts Inc., a Washington corporation, Astronics DME LLC, a Florida limited liability company, Diagnosys Inc., a Delaware corporation, Astronics Air LLC, a New York limited liability company and Astronics Air II LLC, a New Hampshire limited liability company. We respectfully request that the Registration Statement become effective as of 4:30 p.m., Eastern Time, on June 20, 2023, or as soon thereafter as is practicable. Once the Registration Statement has been declared effective, please orally confirm that event with our counsel, Hodgson Russ LLP, by calling Craig M. Fischer at (716) 848-1266.

If you have any questions regarding the foregoing, please do not hesitate to contact Craig M. Fischer of Hodgson Russ LLP at (716) 848-1266. Thank you in advance for your consideration.

Very truly yours,

ASTRONICS CORPORATION

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Executive Vice President and Chief Financial Officer

ASTRONICS ADVANCED ELECTRONICS SYSTEMS CORP.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

ASTRONICS TEST SYSTEMS INC.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

ASTRONICS AEROSAT CORPORATION

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

ASTRONICS CONNECTIVITY SYSTEMS & CERTIFICATION CORP.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

LUMINESCENT SYSTEMS, INC.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

FREEDOM COMMUNICATIONS TECHNOLOGIES INC.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

PECO, INC.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

DIAGNOSYS HOLDINGS INC.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

ASTRONICS CUSTOM CONTROL CONCEPTS INC.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

ASTRONICS DME LLC

By Astronics Corporation, its sole member

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Executive Vice President and Chief Financial Officer

DIAGNOSYS INC.

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Secretary and Treasurer and Director

ASTRONICS AIR LLC

By Astronics Corporation, its sole member

By:	/s/ David C. Burney
Name:	David C. Burney
Title:	Executive Vice President and Chief Financial Officer

ASTRONICS AIR II LLC

By Astronics Corporation, its sole member

By:	/s/ David C. Burney
	Name:	David C. Burney
	Title:	Executive Vice President and Chief Financial Officer

cc:	Julie M. Davis, Astronics Corporation

Craig M. Fischer, Hodgson Russ LLP